Exhibit 99.1

Formal Notice of Blackout Period

Under the

Fortive Corporation Retirement Savings Plan

Fortive Corporation Union Retirement Savings Plan

(As Required Under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of Fortive Corporation
Securities and Exchange Commission

From:	Fortive Corporation

Date:	September 15, 2020

Subject:	Notice of Trading Blackout Period

This Notice is being provided to you pursuant to Rule 104 of Regulation BTR, promulgated under Section 306(a)(6) of the Sarbanes Oxley Act of 2002. The purpose of this Notice is to inform you of an impending “blackout period” under each of (i) the Fortive Corporation Retirement Savings Plan and (ii) the Fortive Corporation Union Retirement Savings Plan (collectively, the “Plans”), during which time you will be generally prohibited from effecting any direct or indirect transactions in Fortive Corporation common stock, par value $0.01 per share (“Company Stock”), that you acquired in connection with your employment or service as an executive officer or director of Fortive Corporation (“Fortive”).

Reasons for Blackout Period

In connection with the proposed separation of Vontier Corporation (“Vontier”) from Fortive and the distribution to Fortive’s stockholders of 80.1% of the shares of Vontier common stock held by Fortive (other than fractional shares, which will be aggregated and sold into the public market and the proceeds distributed to Fortive stockholders) (the “Distribution”), certain changes will occur to the Fortive Corporation Stock Fund held in the Plans (collectively, the “Fortive Stock Fund”). As a result of these changes, participants in the Plans and their beneficiaries will temporarily be unable to transfer funds into or out of the Fortive Stock Fund. This period, during which participants and beneficiaries will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

Length of Blackout Period

The blackout period for the Fortive Stock Fund is expected to begin on October 8, 2020 at 4:00 p.m. Eastern Time and to continue through October 23, 2020. The restrictions applicable to you as described in the following section will begin on October 8, 2020 at 4:00 p.m. Eastern Time and continue through October 23, 2020 at 4:00 p.m. Eastern Time (“BTR Blackout Period”). If Fortive is required to adjust the beginning date or the length of the BTR Blackout Period, Fortive will provide you with notice of such adjustment as soon as reasonably practicable thereafter.

Restrictions on Executive Officers and Directors During the BTR Blackout Period

Because participants and beneficiaries of the Plans will be unable to move assets out of the Fortive Stock Fund during the blackout period, Fortive’s executive officers and directors will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the BTR Blackout Period, which will include at least the duration of the blackout period. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale or other acquisition or transfer of any Company Stock that you acquired in connection with your employment or service as an executive officer or director of Fortive. For this purpose, there is a rebuttable presumption that any Company Stock that you attempt to transfer during the BTR Blackout Period was acquired in connection with your Fortive employment or service.

Who to Contact for Additional Information

If you have any questions about this Notice or the blackout period generally, you may contact Daniel B. Kim, VP – Associate General Counsel and Secretary, Fortive Corporation, 6920 Seaway Blvd, Everett, WA 98203.